Exhibit 4.1

•	Ernst & Young LLP Chartered Accountants Ernst & Young Tower 1000 440 2 Avenue SW	•	Phone: Fax:	403 290-4100 403 290-4265
Calgary AB Canada T2P 5E9

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated May 27, 2005, with respect to the financial statements of Meridian Energy Corporation for the years ended December 31, 2004 and 2003 included in the Business Acquisition Report of True Energy Inc. dated May 27, 2005 incorporated by reference in the Registration Statement (Form F-80) and related Information Circular of True Energy Trust for the registration of its trust units.

Calgary, Alberta, Canada

May 25, 2006